EXHIBIT 10.3

BIG LOTS 2020 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNITS AWARD AGREEMENT FOR NONEMPLOYEE DIRECTORS

Grantee:	_______________________
Grant Date:	_______________________
Number of RSUs:	_______________________

In accordance with the terms of the Big Lots 2020 Long-Term Incentive Plan, as may be amended (“Plan”), this Restricted Stock Units Award Agreement for Nonemployee Directors (“Agreement”) is entered into as of the Grant Date by and between you, the Grantee, and Big Lots, Inc., an Ohio corporation (“Company”), in connection with the Company’s grant of these Restricted Stock Units (“RSUs”) and related Dividend-Equivalent Rights (“DERs”) to you. The RSUs and DERs are subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement (including Exhibit A) shall have the respective meanings ascribed to them in the Plan.

This Agreement describes the RSUs and DERs you have been granted and the conditions that must be met before the RSUs vest and you become entitled to receive the Shares underlying the RSUs and any cash accrued under the DERs. To ensure that you fully understand these terms and conditions, you should carefully read the Plan and this Agreement.

Description of the RSUs

Each RSU is a right to receive one Share after such RSU vests. The Company shall transfer to you one Share for each RSU that vests, provided you comply with the terms of this Agreement and the Plan. However, you shall forfeit any rights to the RSUs and the underlying Shares (i.e., no Shares will be transferred to you) to the extent the RSUs do not vest or you do not comply with the terms of this Agreement and the Plan.

No portion of the RSUs that has not vested or been settled, nor any underlying Shares that have not yet been transferred to you may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the RSUs

The Restriction Period shall lapse and your RSUs will vest and be transferred to you without restriction on the earlier of (i) the Outside Date or (ii) the day on which an Acceleration Event occurs; provided, however, if your Termination of Employment or Service occurs before the Outside Date or the occurrence of an Acceleration Event, then this Agreement will expire and all of your rights in your RSUs will be forfeited.

Shares underlying RSUs that vest pursuant to this Agreement shall be transferred to you as soon as administratively practicable after the date the RSUs vest, but not later than ten business days following the vesting date.

Your Rights in the RSUs

Subject to the Company’s insider trading policies and applicable laws and regulations, after any underlying Shares are delivered to you in respect of vested RSUs, you shall be free to deal with and dispose of such underlying Shares. You have no rights in the Shares underlying unvested RSUs. You shall have none of the rights of a shareholder (including, without limitation, the right to vote or receive dividends) with respect to any Shares underlying these RSUs until such time as you become the record holder of such Shares.

Notwithstanding the foregoing, for each RSU granted under this Agreement you have been granted one DER. Each DER represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to the Shares underlying the RSUs to which the DERs relate. Such cash dividends shall accrue without interest and shall vest and be paid in cash when the RSUs vest, or shall be forfeited if the RSUs and underlying Shares are forfeited.

Tax Treatment of the RSUs

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your RSUs.

This brief discussion of the federal tax rules that affect your RSUs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the Grant Date. Article 21 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on your RSUs on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your RSUs and corresponding DERs vest. The amount of ordinary income you will recognize is the value of your RSUs and DERs when they vest.

Any subsequent appreciation of the Shares you receive in connection with vested RSUs may be eligible to be taxed at capital gains rates when you sell the Shares. If your RSUs do not vest, your RSUs and DERs shall expire and no taxes will be due.

This grant is intended to comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A, or an exemption thereunder. Refer to Section 23.13 of the Plan, which, to the extent applicable is incorporated herein, for more information on compliance with Code Section 409A, to the extent applicable, including the applicability of a six (6) month delay on the settlement of the RSUs for “specified employees,” within the meaning of Code Section 409A.

No Section 83(b) Election

Because the RSUs are not property under the Code, you may not make an election under Code Section 83(b) with respect to your RSUs.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or an Affiliate to continue to retain you in any capacity whatsoever or prohibits or restricts the Company or an Affiliate from terminating your service at any time or for any reason whatsoever; and this Agreement does not in any way affect any other agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not affect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.

Acceptance

By accepting your RSUs, you acknowledge receipt of a copy of the Plan, as in effect on the Grant Date, and agree that your RSUs are granted under and are subject to the terms and conditions described in this Agreement and in the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any issues arising under this Agreement or the Plan. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.

Accepted as of _________________, [ ]	BIG LOTS, INC.
“Grantee”

By:
[Grantee’s Name]

EXHIBIT A

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceleration Event” means the earlier of the Grantee’s death or the Grantee’s Disability;

“Outside Date” means the Trading Day immediately preceding the Company’s annual meeting of shareholders first following the Grant Date;

“Restriction Period” means the period commencing on the Grant Date and continuing until the Outside Date;

“Termination of Employment or Service” means any act or event, other than an Acceleration Event, that causes the Grantee to cease serving as a member of the Board of Directors; and

“Trading Day” means a day on which the principal national securities exchange on which the Shares are listed is open for business.

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